Exhibit 99.1

Media Contact: Chris Whelan
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Dec. 20, 2012

Kentucky Public Service Commission approves settlement in rate proceedings
New rates become effective Jan. 1, 2013

(LOUISVILLE, Ky.) — The Kentucky Public Service Commission today approved the unanimous settlement agreement reached by Louisville Gas and Electric Company and Kentucky Utilities Company and all of the parties in the base rate cases. The ruling lowers the late payment charge, extends the time period for paying customer bills, gives the company responsibility for natural gas service lines, and provides for additional charitable giving.

LG&E’s base electric rates will increase $33.7 million, down from the original request of $62.1 million. LG&E’s base natural gas rates will increase $15 million, down from the original request of $17.2 million. KU base electric rates will increase $51 million, down from the original request of $82.4 million. LG&E and KU’s annual electric depreciation rates were also lowered. The return on equity is 10.25 percent for the base rates as well as the environmental cost recovery mechanism and the new “gas line tracker.”

For a KU residential customers using 1,000 kWh per month, the increase is expected to be $4.82 per month, or about 5.8 percent.

For a LG&E residential customer using 1,000 kWh per month, the increase is expected to be $4.31 per month, or about 4.8 percent. For LG&E natural gas request customers using 60 Ccf per month, the increase is expected to be $3.50 per month, or about 7.3 percent. LG&E natural gas customers will now have a “gas line tracker” item on their bill that reflects the costs associated with the company’s gas main replacement program and gas service lines. Previously, customers were responsible for repairs to the service line from the street to the house. Those repairs will now be the responsibility of the utility. LG&E plans to reimburse customers who demonstrate that they replaced their service lines due to failure from Jan. 1, 2011, through the end of this year.

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“We’re pleased that the commission approved the settlement agreement. The agreement among the nine parties to the case balanced the needs of those involved and represents a bit of a compromise by everyone,” said Lonnie Bellar, vice president of State Regulations and Rates for LG&E and KU.

Changes include reducing the late payment charge from 5 percent to 3 percent and extending the due date to at least 22 calendar days before a late payment charge is applied to a customer’s bill.

LG&E and KU each agreed to contribute an additional $187,500 of shareholder funds annually to low-income programs, bringing the total shareholder commitment to $1 million per year. The current Home Energy Assistance program also will increase from 16 to 25 cents per meter.

LG&E and KU also will propose a new two-year demand-side management program to help Kentucky school districts use energy wisely.

The new rates and all elements of the case will take effect Jan. 1, 2013. The parties to the case were: the Attorney General for the Commonwealth of Kentucky, Kentucky Industrial Utility Customers, Community Action Council, Association of Community Ministries, The Kroger Co., Kentucky School Boards Association, Lexington-Fayette Urban County Government, Hess Corporation, and Stand Energy Corporation.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.